Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement on Form S-1/A of our audit report dated November 28, 2013, with respect to the balance sheets of American Mining Corporation as of August 31, 2013 and 2012, and the related statements of stockholders’ equity, operations and comprehensive loss, and cash flows for each of the periods then ended and for the period from September 15, 2004 (inception) to August 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

MartinelliMick PLLC

January 30, 2014